John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law GroupTM
2041 West 141st Terrace, Suite 119
Leawood, KS 66224
Phone: 913.660.0778 Fax: 913.660.9157
john.lively@1940actlawgroup.com

April 30, 2012

PFS Funds 1939 Friendship Drive, Suite C El Cajon, California 92020

Ladies and Gentlemen:

     We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Other Fund Service Providers”, and in the Statement of Additional Information for the Bretton Fund, a series portfolio of the PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 41 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 41 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely, /s/ John H. Lively On behalf of The Law Offices of John H. Lively & Associates, Inc.